Exhibit 99.1

GAN Reports Fourth Quarter and Full Year 2020 Financial Results

Multiple new client launches and product portfolio expansion support continued strong momentum

Integration of Coolbet’s best-in-class B2B sportsbook engine remains on target for mid-year launch in the U.S.

Strong start to the year supports 2021 outlook for revenue of $100 - $105 million

Irvine, California | March 25, 2021: GAN Limited (the “Company” or “GAN”) (NASDAQ: GAN), a leading full-service Internet gaming software-as-a-service provider to the real money Internet gaming, online sports betting, and simulated gaming industries, today announced its operating and financial results for the fourth quarter and year ended December 31, 2020.

Fiscal 2020 Business Highlights:

●	Full year total revenue up 17% to $35.2 million, or 37% excluding business-to-consumer (“B2C”) related revenue that ceased in 2020.

●	Annual Gross Operator Revenue (“GOR”)(1) increased by 73% to $545 million year-over-year.

●	Real money Internet gaming (“RMiG”) up 6% to $25.6 million in 2020, or 28% excluding B2C-related revenue that ceased in 2020.

●	Simulated gaming (“SIM”) revenue up 66% to $9.5 million in 2020.

●	Launched six new client partnerships in 2020 without any new state markets, including two RMiG and four SIM partners.

●	Secured seven new client deals, including landmark Wynn Resorts 10-year deal in Michigan and multi-state deal with Churchill Downs, all of which bring multi-year, recurring revenue opportunities.

●	Invested in the future through acquisition of Coolbet, $167.6 million in capital raises and addition of over 150 full time employees to support future growth.

●	Integration of Coolbet’s sports betting technology and international B2C operations on schedule for a mid-year launch.

●	Company expects full year 2021 revenue of $100 - $105 million, including first quarter revenue of $24 - $25 million.

Dermot Smurfit, CEO of GAN stated:

“2020 was a highly successful, foundation-building year for GAN. We expanded our top-line, doubled our new client launches, signed numerous new customers that we believe will support stable and growing recurring revenue, and rounded out our product portfolio through multiple new content partnerships and the critical acquisition of Coolbet. Our annual revenue increased 17% in 2020, but the key recurring components of that, our U.S. RMiG and Simulated offerings, saw revenue growth of 92% and 77%, respectively. We also invested in our infrastructure and have fully converted to U.S. GAAP during the fourth quarter, which completed our journey to becoming a public company listed and based in the U.S. Most importantly, we filled a significant need in our product offering through Coolbet’s best-in-class sportsbook engine, which positions GAN as a full-service B2B solution for real money gaming in the U.S. and as a vertically integrated B2C player in select international markets.”

“We entered 2021 with a strong foundation to build upon and positive business momentum. The first quarter of 2021 has started particularly strong as we launched multiple clients in the state of Michigan, which exceeded both our expectations and those of our customers. We also signed our first sportsbook engine customer during the first quarter, and continue to entertain significant interest from both current and prospective clients for our new sportsbook offering and its associated managed trading services. Our integration of the Coolbet team and technology are on schedule and we continue to forecast a midyear launch of the B2B sportsbook technology and service. Lastly, we further validated our intellectual property through multiple client wins, including the recent license of our patented iBridge integration framework for 10 years, at a value of roughly $75 per reward card. This agreement set a new bar for its value per rewards card, and we expect to leverage and protect this strategic asset much more actively in 2021 and beyond. We have the right strategy, an industry leading platform that we enhance each and every day, and a strong financial position that will support our growing recurring revenue-based model and help us drive long-term value for our shareholders.”

GAN Limited

Key Financial Highlights

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
RMiG revenue	$5,978	$9,291	$25,610	$24,228
SIM revenue	2,922	1,400	9,549	5,743
Total revenue	$8,900	$10,691	$35,159	$29,971

Profitability Measures
RMiG gross profit margin	62%	95%	71%	77%
SIM gross profit margin	55%	62%	69%	60%
Net income (loss)	$(8,329)	$3,388	$(20,217)	$2,004
Adjusted EBITDA(4)	$(6,008)	$5,102	$(2,264)	$7,900

Key Performance Indicators
Gross Operator Revenue(1) (in millions)	$131.8	$120.8	$545.2	$315.8
Active Player-Days(2) (in millions)	7.2	9.0	29.3	24.5
ARPDAU(3)	$18.31	$13.43	$18.58	$12.90

Full Year 2020 Compared to Full Year 2019

●	Total revenue of $35.2 million increased 17% compared to $30.0 million, driven by growth in recurring revenue-oriented services including RMiG business-to-business (“B2B”) and SIM revenues. In 2020, $0.3 million of B2C revenue was recognized compared to $4.5 million in 2019, the latter of which was related to a partnership with WinStar World Casino (“B2C/WinStar impact”) that ceased in 2020. Excluding those impacts, total revenue increased by 37% year-over-year in 2020.

●	GOR was $545.2 million in fiscal 2020, which increased 73% compared to $315.8 million, driven by 273% growth in U.S. iGaming, partially offset by a 21% decline in online sports betting as a result of the FanDuel sports migration effective September 1, 2020 and COVID-19’s impact on the professional sports calendar in 2020.

●	RMiG revenue increased 6% to $25.6 million compared to $24.2 million in 2019, driven by new client launches and GOR expansion. Excluding the B2C/WinStar impact, RMiG revenue increased 28% year-over-year.

●	SIM revenue increased 66% to $9.5 million compared to $5.7 million, driven by four new client launches, most notably Penn National, in anticipation of future legislation changes in states where RMiG is yet to arrive.

●	Gross profit of $21.7 million compared to $18.0 million, driven by growth in recurring revenue-oriented services including RMiG B2B and SIM revenues.

●	Net loss was $20.2 million, or $0.75 per diluted share, compared to net income of $2.0 million, or $0.09 per diluted share, driven by increased operating expenses related to new hiring to meet client demand ($6.9 million), share based compensation and related expenses ($10.2 million), increased professional services incurred in relation to our initial public offering, corporate infrastructure and expansion projects ($5.8 million), and expenses and transaction costs related to the acquisition of Coolbet ($1.0 million).

●	Adjusted EBITDA loss of $2.3 million compared to Adjusted EBITDA of $7.9 million in the prior year driven by increased operating expenses and transaction costs related to the acquisition of Coolbet.

●	Operating costs and expenses (excluding cost of revenue) for fiscal 2020 were $41.2 million compared to $16.0 million for 2019. The increase was primarily attributable to increased administrative expenses associated with the U.S. listing related expenses, current year hiring to meet customer demand, as well as the acquisition of Coolbet.

●	Cash and cash equivalents were $152.7 million at December 31, 2020, compared to $10.3 million at December 31, 2019. The increase in cash and cash equivalents primarily reflect $57.4 million in net cash proceeds from the Company’s U.S. initial public offering, which closed in May 2020, as well as $99.4 million in net proceeds received from the Company’s follow-on offering, which was executed to complete the acquisition of Coolbet in early January 2021.

Fourth Quarter 2020 Compared to Fourth Quarter 2019

●	Total revenue of $8.9 million declined 17%, compared to $10.7 million last year, driven primarily by the aforementioned B2C/WinStar impact and a decline in sportsbook related RMiG revenue due to the FanDuel migration, partially offset by strong growth in SIM. Excluding the B2C/WinStar impact, total revenue increased 43% compared to 2019.

●	GOR of $131.8 million increased 9% compared to $120.8 million mainly due to growth in U.S. iGaming, partially offset by a decline in online sports betting as a result of the FanDuel migration.

●	RMiG revenue of $6.0 million declined 36% compared to $9.3 million driven by the B2C/WinStar impact. Excluding the B2C/WinStar impact, RMiG revenue increased 23% compared to the fourth quarter of 2019.

●	Gross Profit of $4.5 million decreased 49% compared to $8.9 million driven by the B2C/WinStar impact.

●	Net loss of $8.3 million compared to net income of $3.4 million driven by increased operating costs in the current year, including costs associated with the Company’s U.S. listing related expenses, the acquisition of Coolbet and the B2C/WinStar revenue that was recognized in the fourth quarter of 2019.

●	Adjusted EBITDA loss of $6.0 million compared to Adjusted EBITDA of $5.1 million in the prior year. The decrease was driven by increased operating costs in the current year and the B2C/WinStar impact.

●	Operating costs and expenses (excluding cost of revenue) were $12.8 million compared to $5.9 million. The increase was primarily attributable to current year hiring to meet customer demand, as well as the acquisition of Coolbet and costs related to regulatory requirements.

2021 Outlook

The Company expects full year 2021 revenue to be between $100 million and $105 million, and the first quarter 2021 revenue to be between $24 million and $25 million.

Karen Flores, CFO of GAN concluded:

“Our first quarter has started off very strong across all of our business lines. This should support strong growth in 2021 and we expect to almost treble our top-line performance, inclusive of strong organic growth and Coolbet’s contribution. We also expect to drive operating leverage that will yield stronger profitability results year-over-year. We remain confident that we will continue to onboard new customers as well as deepen our relationship with our existing customers, and we look forward to the launch of new states in 2021 to further support our growth trajectory. In the meantime, we are acutely focused on the integration of Coolbet to round out our B2B offering. We maintain a strong financial position and have a differentiated IP portfolio and management team that will continue to support and drive our multiprong growth strategy.”

Conference Call Details

Date/Time:	Thursday, March 25, 2021, at 4:30 PM EST
Webcast:	https://www.webcast-eqs.com/ganlimited20210325/en
U.S. Toll-Free Dial In:	(877) 407-0989
International Dial In:	(201) 389-0921

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of Internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry. Coolbet, a division of GAN, is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary Internet gambling enterprise software system, GameSTACK™, which it licenses to land-based casino operators as a turnkey technology solution for regulated real money Internet gambling, encompassing Internet gaming, Internet sports gaming and virtual Simulated gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s 2021 revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated impact of the COVID-19 pandemic on the Company’s operations and industry, the resilience of the Company’s business in the pandemic, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, the anticipated launch timing of the B2B sportbook technology solution in the U.S., the recurring nature of the Company’s revenue relationships with customers and the Company’s ability to leverage its intellectual property portfolio, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measure

(1) The Company defines Gross Operator Revenue as the sum of its corporate customers’ gross revenue from Simulated gaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated sports betting. Gross Operator Revenue, which is not comparable to financial information presented in conformity with generally accepted accounting principles in the United States of America (“GAAP”), gives management and users an indication of the extent of transactions processed through the Company’s corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(2) The Company defines Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or playing with virtual credits used in Simulated gaming), aggregated during the respective period. By way of illustrative example: one (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player-Days provides an indicator of consistent and daily interaction that individuals have with the Company’s platforms. Active Player-Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and wagers multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

(3) The Company defines Average Revenue per Daily Active User (“ARPDAU”) as Gross Operator Revenue divided by the identified number of Active Player-Days. This measure allows management to measure the value per daily user and track user interaction with the platforms, which helps both management and users of financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

(4) Adjusted EBITDA is a non-GAAP financial measure that is provided as supplemental disclosure which is defined as net income (loss) before interest costs, income taxes, depreciation and amortization, share-based compensation expense and related expense, impairments, initial public offering related costs and other items which our Board of Directors considers to be infrequent or unusual in nature.

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in conformity with GAAP, and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with GAAP. For example, management uses Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (1) as a measure to compare its operating performance from period to period, (2) as it removes the effect of items not directly resulting from core operations and as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with GAAP. Adjusted EBITDA, as defined, may not be comparable to similarly titled measures used by other companies in the industry, and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Adjusted EBITDA, as calculated by the Company, along with a reconciliation to net income (loss), the comparable U.S. GAAP equivalent measure, is included below.

Investor Contacts:

GAN Jack Wielebinski Head of Investor Relations (214) 799-4660 jwielebinski@GAN.com	Alpha IR Group Ryan Coleman or Ashley Gruenberg (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Platform and content fees	$6,939	$9,309	$26,208	$20,011
Development services and other	1,961	1,382	8,951	9,960
Total revenue	8,900	10,691	35,159	29,971

Operating costs and expenses
Cost of platform and content fees (1)	2,432	2,760	7,787	6,630
Cost of development services and other (1)	1,141	(2,389)	2,684	473
Impairment of internal-use software	-	626	-	626
Sales and marketing	1,264	955	5,046	3,487
Product and technology	2,939	1,310	11,032	3,413
General and administrative (1)	8,519	3,052	24,825	8,435
Depreciation and amortization	884	829	3,257	4,316
Total operating costs and expenses	17,179	7,143	54,631	27,380

Operating income (loss)	(8,279)	3,548	(19,472)	2,591
Other (income) expense, net	16	(5)	392	13
Income (loss) before income taxes	(8,295)	3,553	(19,864)	2,578
Income tax expense	34	165	353	574
Net income (loss)	$(8,329)	$3,388	$(20,217)	$2,004

Income (loss) per share
Basic	$(0.27)	$0.16	$(0.75)	$0.09
Diluted	$(0.27)	$0.14	$(0.75)	$0.09

Weighted average ordinary shares outstanding
Basic	30,644,044	21,422,476	27,006,058	21,367,948
Diluted	30,644,044	24,163,105	27,006,058	23,420,361

(1) Excludes depreciation and amortization

GAN Limited

Consolidated Balance Sheets

(Unaudited, in thousands, except share amounts)

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$152,654	$10,279
Accounts and other receivables, net	8,056	5,604
Prepaid expenses	1,912	575
Research and development tax credit receivable	-	1,127
Other current assets	874	1,181
Total current assets	163,496	18,766

Property and equipment, net	1,320	303
Capitalized software development costs, net	6,648	4,784
Operating lease right-of-use assets	577	1,051
Intangible assets, net	468	348
Other assets	737	934
Total assets	$173,246	$26,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,707	$2,645
Accrued expenses:
Compensation and benefits	3,958	1,402
Royalties	1,984	1,294
Other	2,596	461
Contract liabilities	1,083	3,023
Operating lease liabilities	262	289
Other current liabilities	2,722	1,179
Total current liabilities	17,312	10,293

Operating lease liabilities	313	693
Other noncurrent liabilities	57	55
Total liabilities	17,682	11,041

Stockholders’ equity
Ordinary shares, $0.01 par value, 100,000,000 shares authorized, 36,635,362 and 21,486,059 shares issued and outstanding at December 31, 2020 and 2019, respectively	365	215
Additional paid-in capital	203,842	40,862
Accumulated deficit	(45,766)	(23,024)
Accumulated other comprehensive loss	(2,877)	(2,908)
Total stockholders’ equity	155,564	15,145
Total liabilities and stockholders’ equity	$173,246	$26,186

GAN Limited

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net income (loss)	$(20,217)	$2,004
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	10,135	5,733
Changes in operating assets and liabilities	3,734	(2,149)
Net cash provided by (used in) operating activities	(6,348)	5,588

Cash Flows From Investing Activities
Expenditures for capitalized software development costs	(4,388)	(2,739)
Purchase of intangible assets	(262)	-
Purchases of property and equipment	(1,269)	(229)
Net cash used in investing activities	(5,919)	(2,968)

Cash Flows From Financing Activities
Proceeds received from issuance of ordinary shares in initial public offering, net	57,445	-
Proceeds received from issuance of ordinary shares in follow-on offering, net	99,442	-
Payment of offering costs	(1,974)	-
Proceeds from exercise of stock options	2,474	332
Cash consideration paid to GAN plc shareholders	(2,525)	-
Principal payments on finance leases	(154)	(86)
Net cash provided by financing activities	154,708	246

Effect of foreign exchange rates on cash	(66)	310

Net increase in cash	142,375	3,176
Cash, beginning of year	10,279	7,103
Cash, end of year	$152,654	$10,279

GAN Limited

Segment Revenue and Gross Profit

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
RMiG
Platform and content fees	$4,324	$8,161	$18,030	$15,396
Development services and other	1,654	1,130	7,580	8,832
Total RMiG revenue	5,978	9,291	25,610	24,228

SIM
Platform and content fees	2,615	1,148	8,178	4,615
Development services	307	252	1,371	1,128
Total SIM revenue	2,922	1,400	9,549	5,743

Total revenue	$8,900	$10,691	$35,159	$29,971

RMiG
Revenue	$5,978	$9,291	$25,610	$24,228
Cost of revenue (1)	2,250	(155)	7,486	4,833
Impairment of internal-use software	-	626	-	626
RMiG segment gross profit	3,728	8,820	18,124	18,769
Segment gross profit margin %	62%	95%	71%	77%

SIM
Revenue	2,922	1,400	9,549	5,743
Cost of revenue (1)	1,323	526	2,985	2,270
SIM segment gross profit	1,599	874	6,564	3,473
Segment gross profit margin %	55%	62%	69%	60%

Cost of revenue - depreciation and amortization	778	808	2,968	4,253
Total gross profit	$4,549	$8,886	$21,720	$17,989
Gross profit margin %	51%	83%	62%	60%

(1) Excludes depreciation and amortization

GAN Limited

Revenue by Geography

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue by geography (1)
United States	$7,394	$5,048	$29,351	$20,935
Italy	1,477	1,284	5,191	4,599
U.K. and Channel Islands	10	4,355	263	4,359
Rest of the world	19	4	354	78
Total	$8,900	$10,691	$35,159	$29,971

(1) Revenue is segmented based upon the location of the legal entity of the Company’s customer

GAN Limited

Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss)	$(8,329)	$3,388	$(20,217)	$2,004
Income tax expense	34	165	353	574
Other (income) expense, net	16	(5)	392	13
Depreciation and amortization	884	829	3,257	4,316
Share-based compensation and related expense	1,387	99	10,181	367
Initial public offering transaction related	-	-	2,831	-
Tax related provisions	-	-	939	-
Impairment of internal-use software	-	626	-	626
Adjusted EBITDA (Loss)	$(6,008)	$5,102	$(2,264)	$7,900
Adjusted EBITDA margin %	(68%)	48%	(6%)	26%